Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of NeuBase Therapeutics, Inc. and subsidiaries (the “Company”) on Form S-3 (File No.333-254980) of our report dated December 21, 2022, with respect to our audits of the consolidated financial statements of the Company as of September 30, 2022 and 2021 and for the years ended September 30, 2022 and 2021, which report is included in this Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2022.

/s/ Marcum LLP

Marcum LLP
New York, NY
December 21, 2022